Exhibit 10.1

APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN
(PROPOSAL 7)
Our Shareholders are being asked to approve the adoption of the Masonite International Corporation 2014 Employee Stock Purchase Plan (the "Purchase Plan"), which would have available 750,000 of our Common Shares in respect of which options may be granted under the Purchase Plan. On February 24, 2014, our Board of Directors unanimously approved the adoption of the Purchase Plan, subject to Shareholder approval at the Meeting.
The purpose of the Purchase Plan is to secure for the Company and its Shareholders, through the purchase of shares of Common Shares by eligible employees, the benefits of the additional incentive inherent in the ownership of our Common Shares by our eligible employees, who are important to us, and to help us secure and retain the services of such eligible employees. We intend to use the additional shares authorized for future offerings under the Purchase Plan.
A copy of the Purchase Plan is attached hereto as Appendix "E" to this Proxy Statement. The following summary of the material features of the Purchase Plan is qualified in its entirety by reference to the complete text of the Purchase Plan.
Summary of the Purchase Plan
Administration
The Purchase Plan is administered by Benefits Advisory Committee ("Administration Committee"). The Administration Committee serves at the discretion of our Board of Directors. The Administration Committee members do not receive any compensation from the assets of the Purchase Plan. The Administration Committee has full authority to make, administer and interpret such rules and regulations regarding administration of the Purchase Plan as it may deem advisable and such decisions are final and binding. Rules, regulations and other matters relating to the Purchase Plan may be prescribed by our board of directors.
Eligible Employees
Under the Purchase Plan, eligible employees of the Company and its subsidiaries may be given the opportunity to purchase our Common Shares through installment payments to be deducted from the eligible employee’s salary. Eligible employees include all U.S.-based employees of the Company and each of its "Designated Subsidiaries" whose customary employment is 20 or more hours per week. "Designated Subsidiaries" include all of our U.S. subsidiaries, except any subsidiaries that our Board of Directors or the Administration Committee have determined ineligible to participate in the Purchase Plan. In no event will an employee who owns 5% or more of the total combined voting power or value of all classes of our capital stock be eligible to participate in the Purchase Plan, and no Participant may purchase Common Shares that, following the purchase (and including all options held by such Participant), would cause him or her to own 5% or more of the total combined voting power or value of all classes of our Common Shares.
Offering Periods and Purchase Price
Offering periods under the Purchase Plan are six months long and run from February 1 to July 31 each year and from August 1 to the following January 31 each year. The Administration Committee may determine a different starting date or duration for an offering period. Eligible employees who participate elect to purchase Common Shares at a purchase price equal to the lower of 85% of (A) the closing price per Common Share on the final day of the applicable offering period or (B) the closing price per Common Share on the first day of the applicable offering period. If our Common Shares are not traded on the final day of an offering period, the immediately preceding trading day will be used. Eligible employees participate by authorizing payroll deductions before the beginning of an offering period.

Participants may not acquire rights to purchase Common Shares under all employee stock purchase plans of the Company which accrue at a rate that exceeds $25,000 of the fair market value of such Common Shares, determined at the time such option is granted, for each calendar year in which such option is outstanding and exercisable at any time. No participant will be granted an option to the extent that, following the grant, the participant would own capital stock of the Company or any parent or subsidiary and/or hold options to purchase such stock possessing 5% of the total combined voting power or value of all classes of the capital stock of the Company or any parent or subsidiary.
Cancellation of Election to Purchase
Absent an extreme hardship, a Participant may not cancel his or her participation entirely or change his or her contributions to any offering during an offering period. An election to purchase is deemed to be canceled in the event an employee dies, resigns, becomes permanently disabled or is dismissed, and no further amounts will be collected on behalf of such employee. In any of these cases, the Participant is entitled to receive a refund of funds collected on his or her behalf plus any interest credited in respect of such amount.
Retirement, Disability or Death
A Participant who retires or becomes permanently disabled prior to the end of an offering period will receive a full refund of the contributions made to the Participant’s account up to the date of retirement. If a Participant dies prior to the end of an offering period, the Participant’s estate will receive a full refund of his or her contributions made to the Participant’s account up to the date of death.
Merger or Change of Control
In the event of a merger or change in control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period for that option will be shortened by setting a new exercise date on which such offering period will end.
Adjustments to Shares
In the event that any dividend or other distribution (whether in the form of cash, common shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common shares or other securities of the Company, or other change in the corporate structure of the Company affecting the common shares occurs, the Administrative Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of common shares that may be delivered under the Plan, the purchase price per share and the number of common shares covered by each option under the Plan that has not yet been exercised, and the share limits of the plan.
Rights as Shareholder
A Participant will have no rights as a Shareholder with respect to shares under election to purchase in any offering until our common shares have been issued to the Participant.
Rights Not Transferable
A Participant’s rights under the Purchase Plan are exercisable only by the Participant and may not be sold, transferred, pledged, or assigned in any manner other than by will or the laws of descent and distribution.

Amendment or Termination
The Administrative Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrative Committee, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of common shares on the next exercise date (which may be sooner than originally scheduled, if determined by the Administrative Committee in its discretion), or may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustment).
Term
The Purchase Plan will continue for twenty years, unless earlier terminated by our board of directors.
Federal Income Tax Consequences Relating to the Purchase Plan
The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code. The Purchase Plan is not qualified under Section 401(a) of the Internal Revenue Code.
If a Participant does not dispose of Common Shares transferred to him or her under the Purchase Plan within two years after the right to purchase the shares is granted and within twelve months after his or her purchase of such shares, the Participant will not realize taxable income upon the purchase of the shares, and any gain or loss subsequently realized by him or her will be treated as a long-term capital gain or loss, as the case may be, except that upon a disposition of the shares purchased, or in the event of the Participant’s death (whenever occurring) while owning such shares, the Participant will be taxed on an amount of ordinary income equal to the lesser of (i) the excess, if any, of the fair market value of the shares on the first day of the offering period over the purchase price or (ii) the excess, if any, of the fair market value of such shares at the time the shares were disposed of, or at the time of death, as the case may be, over the purchase price. The basis of such shares will be increased by an amount equal to the amount taxable as ordinary income, and any further gain or loss on such a disposition would be taxable as a long-term capital gain or loss. We will not be entitled to a deduction for federal income tax purposes with respect to the offer of such shares, the sale of such shares upon the completion of the offering period, or the subsequent disposition of shares purchased.
If the shares issued under the Purchase Plan are disposed of prior to the expiration of the required holding periods described above, the Participant will realize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the excess of the fair market value of such Common Shares at the time of purchase over the purchase price. Such amount will ordinarily be deductible by us for federal income tax purposes in the same year. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares on the date of purchase will be treated as a long-term or short-term capital gain. If the amount received upon disposition is less than such fair market value, the difference will be treated as long-term or short-term capital loss.
The foregoing is a general summary of the material U.S. federal income tax consequences of the Purchase Plan and is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

New Plan Benefits
Because participation in the Purchase Plan is entirely discretionary and benefits under the Purchase Plan depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the Purchase Plan.
THE BOARD RECOMMENDS YOU VOTE "FOR" THE APPROVAL OF THE PURCHASE PLAN.